UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON D.C. 20549

                                    ________

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of Earliest Event Reported): October 25, 2004

                                    _________

                              MILLIPORE CORPORATION
             (Exact name of registrant as specified in its charter)


MASSACHUSETTS                     001-09781 (0-1052)     04-2170233
(State or other jurisdiction      (Commission            (I.R.S. Employer
of incorporation)                 File Number)           Identification No.)

                                     _______

                290 Concord Road, Billerica, Massachusetts 01821
               (Address of Principal Executive Offices) (Zip Code)

       Registrant's Telephone number, including area code: (978) 715-4321


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ITEM 5.02  DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS;
APPOINTMENT OF PRINCIPAL OFFICERS.

               Dr. Martin D. Madaus, age 45, has been appointed President and Chief Executive Officer of Millipore Corporation, effective no later than February 1, 2005. He will also be joining the Board of Directors of the Company.

               Dr. Madaus earned a Doctor of Veterinary Medicine at the University of Munich and a Ph.D in Veterinary Medicine at the Veterinary School of Hanover. Dr. Madaus' business experience over the last five years is as follows:

         2000 - Present          ROCHE DIAGNOSTICS CORPORATION
                                 Indianapolis, IN
                                 President and CEO
                                 Head of the Region - North America

         1999                    ROCHE MOLECULAR SYSTEMS
                                 Pleasanton, CA
                                 Vice President of Business Development

               The Company's offer letter to Dr. Madaus provides for an annual salary of $600,000, an annual bonus of approximately 65% of Dr. Madaus' salary (subject to the discretion of the Board of Directors and achievement of corporate and personal goals) and an initial grant of an option to acquire 150,000 shares of Company common stock with an exercise price per share equal to the closing price of such stock on the day preceding Dr. Madaus' first day of employment. An annual equity award will also be a part of his compensation. Dr. Madaus will also participate in the Company's benefit programs. In addition, the Company will reimburse Dr. Madaus for certain compensation forfeited by his acceptance of the offer letter and will pay for Dr. Madaus' relocation costs.

               The Company has also agreed to execute the Company's current Executive Termination Agreement and Severance Agreement in favor of Dr. Madaus. The Executive Termination Agreement provides that if an impending change of control (as defined in the Executive Termination Agreement) occurs, Dr. Madaus would agree to remain employed by the Company through the period ending 180 days following the occurrence of any change of control or, if earlier, the date on which the Board of Directors determines that there is no longer any threat or likelihood of a change of control. No benefits are payable under the Executive Termination Agreement unless a change of control occurs.

               The Executive Termination Agreement provides that in the event of Dr. Madaus' termination of employment within two years following a change of control, unless such termination is by the Company for cause or due to Dr. Madaus' disability, by reason of Dr. Madaus' death, or by Dr. Madaus without good reason (each as defined in the Executive Termination Agreement), Dr. Madaus would be entitled to the following payments and benefits: a lump sum severance amount

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equal to 2.99 times the sum of (1) the highest base salary payable during the three-year period ending on the date of termination of employment, plus (2) the greater of (a) the highest actual bonus earned in respect of the three most recently completed years prior to termination of employment and (b) the target annual bonus for the year in which the termination of employment occurs; a pro-rata target annual bonus for the year in which termination of employment occurs; continuation of the Company's standard group employee insurance coverages (e.g., health, dental, disability and life) for Dr. Madaus and his family for a period of three years, or, if earlier, until the date that Dr. Madaus receives from another employer not less favorable benefits; and a supplemental retirement payment to provide Dr. Madaus with an aggregate Company-provided pension benefit in an amount that would have been payable under the Company's qualified and nonqualified pension plans and programs if
(1) Dr. Madaus' compensation were equal to the compensation used to determine Dr. Madaus' lump sum severance payment set forth above, (2) Dr. Madaus were credited with 2.5 times the actual number of years of service, with a minimum of ten years of such credited service for purposes of determining both vesting and benefit amounts and (3) Dr. Madaus were to receive the benefit of any subsidized early retirement provisions regardless of Dr. Madaus' actual age at termination of employment. The termination by Dr. Madaus of his employment for any reason or no reason at the conclusion of the 180-day period following the occurrence of a change of control will be treated as a termination of employment with good reason.

               The Executive Termination Agreement provides that upon a change of control, all of Dr. Madaus' outstanding stock options become fully vested and immediately exercisable (and each such option shall remain fully exercisable until its originally scheduled expiration date) and all restrictions on restricted stock shall lapse. In addition, Dr. Madaus would receive a full gross-up payment for any excise tax imposed under Section 4999 of the Internal Revenue Code, and any taxes, interest and penalties imposed with respect to such excise tax, such that Dr. Madaus would be placed in the same after-tax position as he would have been in had no excise tax been imposed. If Dr. Madaus is employed by the Company as of the change of control (or terminates employment prior to the change of control for good reason), the Executive Termination Agreement provides that Dr. Madaus would have the right, during the 90-day period following the change of control, to sell to the Company all shares of Company common stock owned by him at the time of, or acquired by him within 90 days after, a change of control. The purchase price to be paid by the Company shall be the highest price paid for shares of Company common stock by the party effecting the change of control within 90 days prior to the date of exercise of the put right.

               The Severance Agreement provides Dr. Madaus with certain severance benefits in the event of a termination of employment in the absence of a change of control. Dr. Madaus cannot receive duplicate benefits under both the Executive Termination Agreement and the Severance Agreement. In the event of Dr. Madaus' termination of employment by the Company other than for cause and other than due to Dr. Madaus' death or disability, Dr. Madaus would be entitled to the following payments and benefits: an amount equal to 2.00 times the sum of (a) the current base salary and (b) the annual target bonus for the year in which termination of employment occurs, paid in substantially equal installments over the severance period (measured in the number of years and/or fractions thereof equal to Dr. Madaus' severance multiple), provided that if Dr. Madaus becomes


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employed by another employer prior to the expiration of the severance period, then in lieu of receiving any future installment payments Dr. Madaus will receive a lump sum payment of 50% of the aggregate then remaining unpaid installments; a pro-rata target annual bonus for the year in which termination of employment occurs; continuation of the Company's standard group employee insurance coverages (e.g., health, dental, disability and life) for Dr. Madaus and his family as made available to the Company's active employees for a period of two years, or, if earlier, until the date that Dr. Madaus receives from another employer not less favorable benefits; 50% of Dr. Madaus' then outstanding unvested stock options and 50% of Dr. Madaus' then outstanding shares of restricted stock (and 50% of any other then outstanding unvested equity-based awards) shall vest and any restrictions on such restricted stock shall lapse, and, in the case of stock options, become exercisable as of the date of termination of employment (and remain exercisable for up to six months thereafter); and outplacement services for the duration of the severance period. No benefits are payable under the Severance Agreement in the event Dr. Madaus' employment is terminated by reason of his voluntary resignation, death or disability or by the Company for cause. No benefits will be payable under the Severance Agreement unless Dr. Madaus first executes a waiver and general release in favor of the Company relating to all claims or liabilities of any kind relating to his employment with the Company or a subsidiary thereof and the termination of such employment.

               Pursuant to the Severance Agreement, for the duration of the severance period, Dr. Madaus would agree to customary covenants relating to noncompetition, nonsolicitation and nonhiring, provided that Dr. Madaus is not bound by these covenants unless he is entitled to receive severance benefits under the Severance Agreement, and provided further that these covenants do not apply if Dr. Madaus is entitled to receive severance payments and benefits under the Executive Termination Agreement. Dr. Madaus also agrees to a customary nondisclosure covenant.

ITEM 8.01    OTHER EVENTS

               On October 25, 2004 Millipore Corporation issued a press release announcing that Dr. Martin D. Madaus had been appointed President and Chief Executive Officer of the Company, effective no later than February 1, 2005. He will also be joining the Board of Directors of the Company. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

     (c)  Exhibits.

             Exhibit Number       Title

                  99.1            Press Release issued October 25, 2004.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   MILLIPORE CORPORATION



                                   /s/ Jeffrey Rudin
                                   -------------------------------------
                                   Jeffrey Rudin
                                   Vice President and General Counsel


Date:    October 25, 2004

















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                                 EXHIBIT INDEX


Exhibit No.           Description

99.1                  Press Release issued October 25, 2004








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